Exhibit 99.1
News Release

For Immediate Release
November 10, 2010

For Further Information, Contact:
George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
FIFTY SOUTH SIXTH IN MINNEAPOLIS

(MINNEAPOLIS) – The Minneapolis office of Hines, the international real estate firm, announced today that Hines Global REIT has acquired Fifty South Sixth, a 29-story Class A office building located directly on Nicollet Mall, the central spine for the Minneapolis CBD.  The seller was KanAm Grund.

Eastdil Secured’s Stephen J. Livaditis represented the seller in the negotiations, while Hines’ John McDermott and Sargent Johnson represented Hines Global REIT.

Fifty South Sixth was designed by Skidmore, Owings & Merrill and was developed by Hines in 2001.  It contains 698,606 square feet, a two-story rotunda and parking for 646 cars.  Amenities include on-site restaurants, on-site childcare and four-way access to the Minneapolis Skyway System.

The building is 94 percent leased to tenants including:  Dorsey & Whitney LLP; Deloitte LLP; Dunham Associates, Inc; and M&I Bank, among others.

 “We obviously think this is a superior asset, since we are the original developers and have managed it continuously,” said Hines Vice President John McDermott.  “Minneapolis is a strong real estate market, and we are here for the long-term.”

“Fifty South Sixth has attracted great tenancy since it was developed by Hines in 2001. Tenant demand is driven by the property's excellent design, proximity to amenities on the Nicollet Mall and commuter access to multiple employee bases throughout the city,” said Charles Hazen, President and CEO of Hines Global REIT. "Hines Global REIT will benefit from the performance of this top tier Midwest office asset."

Hines Global REIT, Inc. is a Houston-based, public, non-traded real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $330 million, which it invests in commercial real estate properties located in the United States and internationally.   Fifty South Sixth represents the fifth acquisition for Hines Global REIT.  For additional information about Hines Global REIT, visit www.HinesREI.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in more than 100 cities in 17 countries, and controlled assets valued at approximately $23 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus, dated April 30, 2010 and Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2009 (available at www.HinesREI.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.